AGREEMENT  made this 3Oth day of January,  1998,  by and between  CHINA
FOOD & BEVERAGE COMPANY, a Nevada Corporation ("China"), CALDER INVESTMENTS LIMITED, a British Virgin Islands corporation ("Calder") and LI, LIN HU, an individual citizen of the People's Republic of China ("Mr. Li"). Collectively known as the ("Sellers");

     WHEREAS, the Sellers are the owners of a certain number of shares of stock representing the ownership of one hundred percent (100%) in the percentages set forth beside those names below of Victoria Beverage Company Limited, an Isle of Man corporation (the "Victoria Stock'); and

     WHEREAS, the Sellers wish to sell to China and China wishes to purchase from Sellers' the Victoria Stock on the terms and conditions set forth herein below;

     NOW, THEREFORE, in consideration of the premises and promises contained herein the signatory parties agree hereto as follows:

     1. The Sellers hereby and herewith sell to China the Victoria Stock and China herewith and hereby purchases the Victoria Stock from the Sellers.

     2. The purchase price for the Victoria Stock is and shall be a debenture issued by China in face amount of US$15,000,000 which debenture shall be for a term of five years bearing interest at six and one quarter percent (6.25%) per annum payable semi-annually commencing 18 months from the date of this agreement and the principal payable 5 years from such date of the Issuance by China of the debenture (the "Debenture"). The Debenture may be converted eighteen (18) months from the date of this agreement at $5.00 per share of the Companies' common stock. China agrees to register all shares so converted pursuant to appropriate registration statement as soon as practicable after such conversion.

     3. The Sellers represent and warrant that Victoria is the owner of sixty percent (60%) of Sui Ning Beer Factory (the "Brewery"). The Sellers further represent and warrant that the Brewery has total assets of approximately US$25,000,000 and total gross liabilities not exceeding US$15,000,000 and the total net shareholders equity is approximately US$10,000,000 and that the Brewery has, in the last twelve (12) months passed, the total gross revenues of approximately US$12,000,000 and its net profit therefrom was approximately US$2,500,000.

     4. The Sellers represent and warrant that they are authorized to enter into this Agreement and that they are the owners of the Victoria Stock, the transference of which pursuant to this Agreement is not violative of any law or governmental edict.

     5. China represents and warrants that it has full power to enter into this Agreement.

     6. All representations preceding herewith shall survive the Closing.

     7. This Agreement may be signed in one or more counterparts.

     IN WITNESS WHEREOF, the parties have set their hands and seal the first day, month and year above written.


                                   CHINA FOOD & BEVERAGE COMPANY



                                        By: /s/James Tilton
                                   -----------------------------
                                        James Tilton, President



                                         /s/LI LIN HU
                                   -----------------------------
                                         LI, LIN HU             50%




                                         CALDER INVESTMENTS LIMITED - 5O%


                                        By:/s/Joanna Redmayne
                                   -----------------------------
                                        Joanna Redmayne,  Director

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